EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

Lori A. Gwizdala, CFO

989-839-5350

Chemical Financial Corporation Announces

$70 Million Public Offering of Common Stock

MIDLAND, Mich., June 18, 2014 — Chemical Financial Corporation (Nasdaq:CHFC) today announced that it has commenced an underwritten public offering of $70 million of its common stock. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares of common stock sold pursuant to this offering to cover over-allotments. All of the shares are being offered by the Company.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include funding a portion of the merger consideration in the Company's pending merger with Northwestern Bancorp, Inc., funding the recapitalization of Northwestern Bank if the Company operates it as a separate bank for a period of time following the merger and funding organic loan growth and long-term strategic opportunities that may arise in the future.

Keefe, Bruyette & Woods, a Stifel company, is the sole book-running manager in this offering. Sandler O’Neill + Partners, L.P. is acting as co-manager for the offering.

The offering will be made under the Company’s shelf registration statement filed with the Securities and Exchange Commission (SEC) on June 12, 2014, which became immediately effective.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559. Copies of the prospectus and related prospectus supplement may also be obtained from the SEC’s website at: www.sec.gov.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 157 banking offices spread over 38 counties in the lower peninsula of Michigan. At March 31, 2014, the Company had total assets of $6.34 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Company is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This news release contains various forward-looking statements. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the risk factors described in the Company's filings with the SEC, including under “Risk Factors” (including the risk factors under the heading “Risk Factors—Risks Related to the Pending Merger with Northwestern”) in the Company's Preliminary Prospectus Supplement, dated June 18, 2014, and under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors could cause a difference between an ultimate outcome and a preceding forward-looking statement.